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                                                               Exhibit 99.6

                     AUDIT AND COMPLIANCE COMMITTEE CHARTER


I.       MEMBERSHIP

         A. The Audit and Compliance Committee (the "Committee") of the Board of Directors (the "Board") shall consist of at least three directors whose qualifications include financial literacy, independence and accounting or related financial expertise as determined under the Sarbanes-Oxley Act (the "Act") and applicable rules of the National Association of Securities Dealers ("NASD") and the Securities and Exchange Commission ("SEC"). Each member of the committee must be financially literate at the time of appointment, and at least one member of the Committee must be a "financial expert" under the requirements of the Act.

         B. For purposes of this Charter, "independent" shall mean that each member of the Committee shall comply with the requirements of 1-5 below:

                  1. No member of the Committee shall receive compensation other than director's fees for service as a director of the Company. Such compensation may include reasonable compensation for serving on the Committee and regular benefits that other directors receive.

                  2. No family member of a Committee member shall receive compensatory payments which would otherwise be prohibited to be paid to a Committee member under this Charter. A "family member" includes any person related by blood, marriage or adoption or any person who has the same residence as the Committee member

                  3. No person deemed to be an affiliate of the Company or its subsidiaries may serve as a member of the Committee. An "affiliate" is a person that "owns or controls 20% or more of the Company's voting securities" or who "directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or its subsidiaries." A "facts and circumstances" determination shall be made as to whether an individual may be deemed an affiliate as to the latter, or through rules promulgated by the NASD or the SEC.

                  4. No person who was, or whose family member was, employed by the Company or its subsidiaries within the three years preceding that person's nomination to the Committee shall be permitted to serve on the Committee.

                  5. No person who was employed by, or was a partner of, the Company's external auditor within the three years preceding that person's nomination to the Committee shall be permitted to serve on the Committee.

II.      PURPOSE

         A. The Committee serves as the representative of the Board for the general oversight of Company affairs relating to:

                  1. The Company's accounting and financial operating processes;

                  2. The quality and integrity of the Company's financial statements;

                  3. The Company's compliance with legal and regulatory requirements;



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                  4.       The independent auditor's qualifications and
                           independence; and

                  5. The performance of the Company's internal audit function and independent auditors.

         B. Through its activities, the Committee facilitates open communication among directors, independent auditors, the internal auditor and management by meeting in private session regularly with these parties.

         C. The Committee also provides oversight regarding significant financial matters, including borrowings, currency exposures, dividends, share issuance and repurchases.

III.     MEETINGS AND PROCEDURES

         A.       The Committee shall convene at least four times each year.

         B. The Committee shall endeavor to determine that auditing procedures and controls are adequate to safeguard Company assets and to assess compliance with Company policies and legal requirements.

         C. The Committee shall be given full access to the Company's internal auditors, Board Chairman, Company executives and independent auditors. When any audit has been prepared by a registered public accounting firm for the Company, the Committee shall timely receive a report from such firm on: (1) all critical accounting policies and practices; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and company management, such as any management letter or schedule of unadjusted differences.

IV.      RESPONSIBILITIES

         A.       The Committee shall:

                  1. Have the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the independent auditor.

                  2. Annually review and approve the proposed scope of each fiscal year's internal and outside audit at the beginning of each new fiscal year.

                  3. Inform each registered public accounting firm performing work for the Company that such firm shall report directly to the Committee.

                  4. Oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit opinion or related work.

                  5. Review and approve in advance any audit and non-audit services and fees to be provided by the Company's independent auditor, other than "prohibited non-auditing services" and minor audit services, each as specified in the Act. The Committee has the sole authority to make these approvals, although such approval may be delegated to any committee member so long as the approval is presented to the full Committee at a later time.

                  6. At or shortly after the end of each fiscal year, review with the independent auditor, the internal auditor and Company management, the audited financial statements and related opinion and costs of the audit of that year.



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                  7.       Provide any recommendations, certifications and
                           reports that may be required by the NASD or the SEC including the report of the Committee that must be included in the Company's annual proxy statement.

                  8. Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor.

                  9. Establish and oversee procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

                  10. Have the authority to engage independent counsel, accountants, experts and other advisers as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to any advisers employed by the Committee and to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report.

                  11. Ensure the rotation of the lead audit partner at least every five years.

                  12. Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company and that the firm meets all legal and professional requirements for independence.

                  13. Discuss with management and the independent auditor the Company's policies with respect to risk assessment and risk management.

                  14. Meet separately, periodically, with management, with internal auditors and with the independent auditor.

                  15. In consultation with the independent auditor, management and the internal auditors, review the integrity of the Company's financial reporting process.

                  16. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

                  17. Review with the independent auditor: (a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management; and (b) management's responses to such matters.

                  18. Review and discuss with the independent auditor the responsibility, budget and staffing of the Company's internal audit function

                  19. Set clear hiring policies for employees or former employees of the independent auditor. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the CEO, Controller, CFO, Chief Accounting Officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.



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                  20.      Report regularly to the Board of Directors. Such
                           report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

                  21. Require the full Board to review and approve all related-party transactions.

                  22. Require the establishment of and oversee the application of appropriate policies and procedures to ensure the Company's subsidiary is meeting all regulatory and compliance mandates and at least annually reviews such policies and procedures to ensure ongoing compliance.

                  23. Review activities, organizational structure and qualifications of the internal audit department.

                  24. Review, with the Company's legal counsel, legal compliance matters, including Company securities trading policies.

                  25. Review, with the Company's legal counsel, any legal matters that could have significant impact on the Company's financial statements.

                  26. Review monitoring of the Company's employees' compliance with the Company's Code of Conduct.

                  27. Ensure that the Company has the proper systems in place in order that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

                  28. Perform such other activities consistent with this charter, the Company's Code of Regulations and governing law, as the Committee or the Board deem necessary or appropriate.

                  29. Perform a review and evaluation, at least annually, of the performance of the Committee. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.